UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2026

PEDEVCO Corp.
(Exact name of Registrant as Specified in Its Charter)

Texas	001-35922	22-3755993
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 N. Dairy Ashford, Suite 210 Houston, Texas 77079
(Address of Principal Executive Offices)

(713) 221-1768

(Registrant’s Telephone Number, Including Area Code)

____________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PED	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On September 21, 2026 (the “Transition Date”), PEDEVCO Corp. (the “Company”) announced that J. Douglas Schick had ceased to serve as the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors. Reagan Tuck (R.T.) Dukes, the Company’s Chief Operating Officer, was appointed as the Company’s interim President and Chief Executive Officer, effective as of the Transition Date. Mr. Schick will remain employed by the Company and provide transition services through December 31, 2026 (the “Separation Date”), at which time his employment will end. Mr. Schick’s transition is not due to any disagreement with the Company or on any matter related to the Company’s operations, policies or practices. The Company is grateful for Mr. Schick’s leadership and significant contributions to the Company over the years and wishes him all the best in his next chapter.

Mr. Dukes, age 42, has over 20 years of experience in the oil and gas industry, with extensive experience in oil and gas investing, finance, operations, research, and consulting. Since the Company’s merger with certain portfolio companies controlled by Juniper Capital Advisors, L.P. in 2025, Mr. Dukes has served as the Chief Operating Officer of the Company.  Prior to joining the Company in October 2025, from October 2019 to May 2021, Mr. Dukes served as Chief Financial Officer, and from June 2021 to October 2025, as the Chief Executive Officer, of Century Natural Resources, LLC, a privately held Houston, Texas-based oil and gas exploration and production company that previously managed the assets acquired by the Company in October 2025 pursuant to the Company’s mergers with North Peak Oil & Gas, LLC and Century Oil and Gas Sub-Holdings, LLC. Prior to Century Natural Resources, from June 2014 to September 2019, Mr. Dukes served as a Research Director and Director of North American Supply at the Houston, Texas office of Wood Mackenzie Limited, a global energy research and consulting group, where he supported commodities research and contributed to valuation and due-diligence work that accounted for billions of dollars in transactions. Before joining Wood Mackenzie, from May 2011 to May 2014, Mr. Dukes worked as a Manager at KED Interests, LLC, a Houston, Texas-based mineral investing firm.

Mr. Dukes earned his BS in Accounting and MS in Finance from Texas A&M University. He also serves on the advisory board for the Professional Program in Accounting at Texas A&M University.

Mr. Dukes was not selected pursuant to any arrangement or understanding between him and any other person. Mr. Dukes does not have any family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Dukes has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Schick’s transition, the Company has entered into a transition and separation agreement and general release of claims with Mr. Schick (the “Transition Agreement”), pursuant to which he will serve as a non-executive Senior Advisor of the Company through the Separation Date. The Separation Agreement provides Mr. Schick with the separation payments and benefits set forth under his employment agreement with the Company (consisting of 2.5 times the sum of his annual base salary and target annual bonus, Company payment or reimbursement of premiums for continuation coverage under the Company’s group health plans for up to 30 months following the Separation Date, and accelerated vesting of his unvested Company equity awards), as well as a cash payment of $255,000 in lieu of any 2026 annual bonus, reimbursement of up to $10,000 in documented legal fees incurred by him in connection with the review of the Separation Agreement, and if the Company terminates his employment for any reason other than for cause prior to the Separation Date, he will receive the compensation, benefits and vesting that he would have received if his employment continued through the Separation Date. The Separation Agreement also includes certain customary covenants and a general release of claims in favor of the Company and its affiliates.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDEVCO Corp.

Date: September 21, 2026	By:	/s/ Clark R. Moore
	Name:	Clark R. Moore
	Title:	Executive Vice President, General Counsel and Secretary

3